EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CPI AEROSTRUCTURES TO RAISE $3.9 MILLION
IN REGISTERED DIRECT OFFERING

Edgewood, N.Y. (March 31, 2010) - CPI Aerostructures, Inc. (“CPI Aero”) (NYSE Amex: CVU) announced today that it has entered into definitive agreements to sell 500,000 shares of its common stock at $7.80 per share, in a registered direct offering primarily to institutional investors.  CPI Aero will raise $3.9 million in gross proceeds from the offering, before deducting placement agent fees and other estimated offering expenses.  The offering is expected to close on April 6, 2010, subject to customary closing conditions.

The shares are being offered and sold pursuant to a prospectus supplement dated March 31, 2010 and an accompanying prospectus dated September 17, 2009, pursuant to the CPI Aero’s effective shelf registration statement previously filed with the Securities and Exchange Commission.

Roth Capital Partners, LLC is the placement agent for the offering.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the shares of common stock.  Furthermore, CPI Aero will not sell any of the shares of common stock and has been advised by Roth Capital Partners, LLC that it and its affiliates will not sell any of the shares of common stock in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification of the shares under the securities laws of any such state or jurisdiction. Any offer will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. Copies of the final prospectus supplement together with the accompanying prospectus can be obtained at the SEC’s website at http://www.sec.gov or from Roth Capital Partners, LLC at 24 Corporate Plaza, Newport Beach, CA 92660.

About CPI Aero
CPI Aero is engaged in the contract production of structural and other aircraft parts for leading prime defense contractors, the U.S. Air Force, and other branches of the armed forces.  In conjunction with its assembly operations, CPI Aero provides engineering, technical and program management services.  Among the key programs that CPI Aero supplies are the UH-60 BLACK HAWK helicopter, the S-92® helicopter, the MH-60S mine countermeasure helicopter, the Gulfstream G650, C-5A Galaxy cargo jet, the T-38 Talon jet trainer, the A-10 Thunderbolt attack jet, and the E-3 Sentry AWACS jet.  CPI Aero is included in the Russell Microcap® Index.

The above statements include forward looking statements that involve risks and uncertainties, which are described from time to time in CPI Aero’s SEC reports, including CPI Aero’s Form 10-K for the year ended December 31, 2009.

CPI Aero is a registered trademark of CPI Aerostructures, Inc.

Contact
Vincent Palazzolo	Investor Relations Counsel
Chief Financial Officer	The Equity Group Inc.
CPI Aero	Lena Cati 212/836-9611
631/586-5200	Linda Latman 212/836-9609
www.cpiaero.com	www.theequitygroup.com

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